UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM SD
SPECIALIZED DISCLOSURE REPORT
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Freeport-McMoRan Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-11307-01	74-2480931
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 North Central Avenue
Phoenix, AZ 85004
(Address of principal executive offices and zip code)

Ellie L. Mikes (602) 366-8100
(Name and telephone number, including area code,
of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this Form is being submitted, and provide the period to which the information in this Form applies:

[ ] Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2023.

[X] Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2023.

Section 1 – Conflict Minerals Disclosure

Item 1.01. Conflict Minerals Disclosure and Report

Not applicable.

Item 1.02. Exhibit

Not applicable.

Section 2 – Resource Extraction Issuer Disclosure

Item 2.01. Resource Extraction Issuer Disclosure and Report

Disclosure of Payments by Resource Extraction Issuers

The specified payment disclosure required by this Form is included in Exhibit 99.1 to this Specialized Disclosure Report on Form SD.

The information furnished pursuant to Item 2.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Section 3 – Exhibits

Item 3.01. Exhibits

Exhibit Number	Exhibit Title

99.1	Resource Extraction Payment Report for the fiscal year ended December 31, 2023, as required by Item 2.01 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Freeport-McMoRan Inc.

By: /s/ Ellie L. Mikes
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Ellie L. Mikes
Vice President and Chief Accounting Officer
(authorized signatory and
Principal Accounting Officer)

Date: September 26, 2024